                                                                    Exhibit 99.6


                              EMPLOYMENT AGREEMENT
                              --------------------

         This Agreement made as of the 1st day of October, 1999, between EG&G, Inc., a Massachusetts corporation (hereinafter called the "Company"), and Patrik Dahlen, 26 Thornhill Court, Danville, CA 94526 (hereinafter referred to as the "Employee").

                                  WITNESSETH:
                                  ----------

         WHEREAS, the Employee is being employed in a management position with the Company; and

         WHEREAS, the Employee hereby agrees to continue to perform such services and duties of a management nature as shall be assigned to him; and

         WHEREAS, the Employee hereby agrees to the compensation herein provided and agrees to serve the Company to the best of his ability during the period of this Agreement.

         NOW, THEREFORE, in consideration of the sum of One Dollar, and of the mutual covenants herein contained, the parties agree as follows:

1.       a)       Except as hereinafter otherwise provided, the Company agrees to employ the employee in a management position with the Company, and the Employee agrees to remain in the employment of the Company in that capacity for a period of one year from the date hereof and from year to year thereafter until such time as this Agreement is terminated.

         b) The Company will, during each year of the term of this Agreement, place in nomination before the Board of Directors of the Company the name of the Employee for election as an Officer of the Company except when a notice of termination has been given in accordance with Paragraph 5(b).

2. The Employee agrees that, during the specified period of employment, he shall, to the best of his ability, perform his duties, and shall devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company and its interests and to the discharge of his duties and responsibilities hereunder. The Employee shall not engage in any business, profession or occupation which would conflict with the rendition of the agreed-upon services, either directly or indirectly, without the prior approval of the Board of Directors, except for personal investment, charitable and philanthropic activities.

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                              Employment Agreement

3. During the period of his employment under this Agreement, the Employee shall be compensated for his services as follows:

         a) Except as otherwise provided in this Agreement, he shall be paid a salary during the period of this Agreement at a base rate to be determined by the Company on an annual basis. During assignment outside United States that salary shall be paid in local currency. The salary in dollars shall be converted to local currency by using the exchange rate of the date the salary decision was issued. Except as provided in Subparagraph 3d, such annual base salary shall under no circumstances be fixed at a rate below the annual base rate then currently in effect;

         b) He shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect;

         c) He shall be eligible to participate under any and all bonus, benefit, pension, compensation, and option plans which are, in accordance with company policy, available to persons in his position (within the limitation as stipulated by such plans). Such eligibility shall not automatically entitle him to participate in any such plan;

         d) If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable at a single rate to all management employees of the Company generally, the salary payments required to be made under this Agreement to the Employee during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all management employees of the Company generally. Any benefits made available to the Employee which are related to base salary shall also be reduced in accordance with any salary reduction.

4.

         a) So long as the Employee is employed by the Company and for a period of one year after the termination of expiration of employment, the Employee will not directly or indirectly: (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage directly or indirectly in any business or entity which competes with the business conducted by the Company or its affiliates in any city or geographic area in which the company or

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                              Employment Agreement
                  its affiliates conduct material operations at the time of termination of employment under this Agreement, except as approved in advance by the Board after full and adequate disclosure; or (ii) recruit, solicit or induct, or attempt to induce, any employee or employees of the company to terminate their employment with, to otherwise cease their relationship with, the Company; or (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, of the Company that were contacted, solicited or served by the Employee while employed by the Company.

         b) If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographical area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         c) The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 4 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         d) The Employee agrees to sign and be bound by the Employee Patent and Proprietary Information Utilization Agreement in the form attached hereto.

         e) During the period of his employment by the Company or for any period during which the Company shall continue to pay the Employee his salary under this Agreement, whichever shall be longer, the Employee shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company as defined in Paragraph 6 without the prior approval of the Board of Directors.

5. Except for the Employee covenants set forth in Paragraph 4 which covenants shall remain in effect for the periods stated therein, and subject to Paragraph 6, this Agreement shall terminate upon the happening of any of the following events and (except as provided herein) all of the Company's obligations under this Agreement, including, but not limited to, making payments to the Employee shall cease and terminate:

         a) On the effective date set forth in any resignation submitted by the Employee and accepted by the Company, or if no effective date is agreed upon, the date of

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                              Employment Agreement
                  receipt of such resignation letter;

         b) One year after written notice of termination is given by the Company to the Employee;

         c)       At the death of the Employee;

         d) At the termination of the Employee for cause. As used in the Agreement, the term "cause" shall mean:

                  i) Misappropriating any funds or property of the Company;

                  ii) Unreasonable refusal to perform the duties assigned to him under this Agreement;

                  iii)     Conviction of a felony;

                  iv) Continuous conduct bringing notoriety to the Company and having an adverse effect on the name or public image of the Company;

                  v) Violation of the Employee's covenants as set forth in Paragraph 4 above; or

                  vi) Continued failure by the Employee to observe any of the provisions of this Agreement after being informed of such breach.

         e) Twelve months after written notice of termination (a "Disability Termination Notice") is given by the Company to the Employee based on a determination by the Board of Directors that the Employee is disabled (which, for purposes of this Agreement, shall mean that the Employee is unable to perform his regular duties, with such determination to be made by the Board of Directors, in reliance upon the opinion of the Employee's physician or upon the opinion of one or more physicians selected by the Company). A Disability Termination Notice shall be deemed properly delivered if given by the Company to the Employee on the 184th day of continuous disability of the Employee. Notwithstanding the foregoing, if, during the twelve-month period following proper delivery of a Disability Termination Notice as aforesaid, the Employee is no longer disabled and is able to return to work, such Disability Termination Notice shall be deemed automatically rescinded upon the Employee's return to work, and the employment of the Employee shall continue in accordance with the terms of this Agreement. During the first 184 days of continuous disability of the Employee, the Company will make periodic payments to the Employee in an amount equal to the difference between his base salary and the

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                              Employment Agreement
                  benefits received by the Employee under the Company's Short-Term Disability Income Plan or comparable international plan. During the twelve-month period following proper delivery of a Disability Termination Notice as aforesaid, the Company will make periodic payments to the Employee in an amount equal to the difference between his base salary and the benefits provided by the Company's Long-Term Disability Plan. If any payments to the Employee under the Company's Long-Term Disability Plan or comparable international plan are not subject to federal income taxes, the payments to be made directly by the Company pursuant to the preceding sentence shall be reduced such that the total amount received by the Employee (from the Company and from the Long-Term Disability
                  Plan), after payment of any income taxes, is equal to the amount that the Employee would have received had he been paid his base salary, after payment of any income taxes on such base salary.

         f) In the event of the termination of the Employee by the Company pursuant to paragraph 5(b) above, the Employee shall, for a period of one year from the date this agreement shall terminate, (i) continue to receive his Full Salary (as defined below), which shall be payable in accordance with the payment schedule in effect immediately prior to his employment termination, and (ii) continue to be entitled to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to his termination. For purposes of this Agreement, "Full Salary" shall mean the Employee's annual base salary, plus the amount of any bonus or incentive payments received by the Employee with respect to the last full fiscal year of the Company for which all bonus or incentive payments to be made have been made.

         g) In the event of a termination of employment pursuant to paragraph 5(a), (c) or (d), the Company shall pay the Employee his full salary through the date of termination of employment.

6.       a)       In the event of a Change in Control of the Company (as defined below), the provisions of this Agreement shall be amended as follows:

                  i) Paragraph la shall be amended to read in its entirety as follows:

                           "Except as hereinafter otherwise provided, the Company agrees to continue to employ the Employee in a management position with the Company, and the Employee agrees to remain in the employment in the Company in that capacity, for a period of three (3) years from the date of the Change in Control.

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                              Employment Agreement

                           Except as provided in Paragraph 3d, the Employee's salary as set forth in Paragraph 3a and his other employee benefits pursuant to the plans described in Paragraph 3c shall not be decreased during such period.'


                  ii) Paragraph 5a shall be amended by the addition of the following provision at the end of such paragraph:

                           "provided that the Employee agrees not to resign, except for Good Reason (as defined below), during the one-year period following the date of the Change in Control."

                  iii)     Paragraph 5b shall be deleted in its entirety.


                  iv) Paragraph 5f shall be amended to read in its entirety as follows:

                           "Notwithstanding the foregoing provisions, if, within 36 months following the occurrence of a Change in Control, the Employee's employment by the Company is terminated (A) by the Company other than for Cause, which shall not include any failure to perform his duties hereunder after giving notice or termination for Good Reason, disability or death or (B) by the Employee for Good Reason, (1) the Company shall pay to the Employee, on the date of his employment termination, a lump sum cash payment in an amount equal to the sum of (x) his unpaid base salary through the date of termination, (y) prorata portion of prior year's bonus and (z) his Full Salary (as defined below) multiplied by three and (2) the Employee shall for 36 months following the occurrence of the Change in Control be eligible to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding incentive arrangements and grants of stock options) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to his termination. For purposes of this Agreement, "Full Salary" shall mean the Employee's annual base salary, plus the amount of any bonus or incentive payments received by the Employee with respect to the last full fiscal year of the Company for which all bonus or incentive payments to be made have been made. Payments under this Paragraph 5f shall be made without regard to whether the deductibility of such payments (or any other "parachute payments," as that term is defined in
                           Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to or for the benefit of the Employee) would be limited or precluded by Section 280G and without regard to whether such payments (or any other "parachute payments" as so defined in said
                           Section 280G) would subject the Employee to the federal excise tax levied

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                              Employment Agreement
                           on certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). In addition, the Employee shall be entitled to receive a payment (the "Gross-Up Payment") which shall be an amount equal to the sum of (a) the Excise Tax imposed on any parachute payment, whether or not payable under this Agreement, and (b) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Tax, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of the Gross-Up Payment, computed assuming the application of the maximum tax rates provided by law. The determination of the Gross-Up Payment shall be made at the Company's expense by Arthur Andersen & Co. or by such other certified public accounting firm as the Board of Directors of the Company may designate prior to a Change in Control of the Company. In the event of any underpayment or overpayment under this Paragraph 5f as determined by Arthur Andersen & Co. (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Employee or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code."

                  v) Paragraph 8 shall be amended to read in its entirety as follows:

                           "The Employee may pursue any lawful remedy he deems necessary or appropriate for enforcing his rights under this Agreement following a Change in Control of the Company, and all costs incurred by the Employee in connection therewith (including without limitation attorneys' fees) shall be promptly reimbursed to him by the Company, regardless of the outcome of such endeavor."

         b) For purposes of this Agreement, a "Change in Control of the Company" means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one or such clauses but is specifically exempted from another such clause):

                           (i) the acquisition by an individual, entity or group
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership of any capital stock or the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of

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                              Employment Agreement
                  the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with subclauses (1) and (2) or clause(iii) of this Section 6b; or

                           (ii) such time as the Continuing Directors (as
                  defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (1) who was a member of the Board on the date of the execution of this Agreement or (2) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (2) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

                           (iii) the consummation of a merger, consolidation,
                  reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation

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                              Employment Agreement
                  which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively; and (2) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

                           (iv) approval by the stockholders of the Company or a
                  complete liquidation or dissolution of the Company.

         c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) a reduction in the Employee's base salary as in effect on the date hereof or as the same may be increased from time to time, except as provided in Paragraph 3d; (ii) a failure by the Company to pay annual cash bonuses to the Employees in an amount at least equal to the most recent annual cash bonuses paid to the Employee; (iii) a failure by the Company to maintain in effect any material compensation or benefit plan in which the Employee participated immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such plan, or a failure to continue the Employee's participation therein on a basis not materially less favorable than existed immediately prior to the Change in Control; (iv) any significant and substantial diminution in the Employee's position, duties, authorities, responsibilities or title as in effect immediately prior to the Change in Control; (v) any requirement by the Company that the location at which the Employee performs his principal duties be changed to a new location outside a radius of 25 miles from the Employee's principal place of employment immediately prior to the Change in Control;(vi) any requirement by the Company that the Employee travel on an overnight basis to an extent not substantially consistent with the Employee's business travel obligations immediately prior to the Change in Control or
                  (vii) the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the Employee, from any successor to the Company to assume and agree to perform this Agreement. Notwithstanding the foregoing, the resignation shall not be considered to be for Good Reason if any such circumstances are fully corrected prior to the date of resignation. The Employee's right to terminate his employment for Good Reason shall not be affected by his incapacity due to

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                              Employment Agreement
                  physical or mental illness.

         7. Neither the Employee nor, in the event of his death, his legal representative, beneficiary or estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.

         8. Any controversy relating to this Agreement and not resolved by the Board of Directors and the Employee shall be settled by arbitration in the City of Boston, Commonwealth of Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction, and the Board of Directors and Employee agree to be bound by the arbitration decision on any such controversy. Unless otherwise agreed by the parties hereto, arbitration will be by three arbitrators selected from the panel of the American Arbitration Association. The full cost of any such arbitration shall be borne by the Company.

         9. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times by either party.

         10. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally to the Employee or to the General Counsel of the Company or when mailed by registered or certified mail to the other party (if to the Company, at 45 William Street, Wellesley, Massachusetts 02481, attention General Counsel; if to the Employee, at the last known address of the Employee as set forth in the records of the Company).

         11. This Agreement has been executed and delivered and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement is and shall be binding on the respective legal representatives or successors of the parties, but shall not be assignable except to a successor to the Company by virtue of a merger, consolidation or acquisition of all or substantially all of the assets of the Company. This Agreement constitutes and embodies the entire understanding and agreement of the parties and, except as otherwise provided herein, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the employment of the Employee by the Company. All previous employment contracts between the Employee and the Company or any of the Company's present or former subsidiaries or affiliates is hereby canceled and of no effect.

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                              Employment Agreement

         12. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of succession shall be a breach of this Agreement. As used in this Agreement, "the Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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                              Employment Agreement

      IN WITNESS WHEREOF, the Company has caused its seal to be hereunto affixed and these presents to be signed by its proper officers, and the Employee has hereunto set his hand and seal the day and year first above written.

(SEAL)                                  EG&G, INC.



                                        By: /s/ Gregory L. Summe
                                            ------------------------------------
                                            Gregory L. Summe
                                            Chairman and Chief Executive Officer


                                        Employee: /s/ Patrik Dahlen
                                                  ------------------------------
                                                  Patrik Dahlen



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                              Employment Agreement